EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") dated as of September 26, 2023 (the "Agreement"), is by and between Sacks Parente Golf, Inc., a Delaware corporation (the "Company"), and Steve Handy (the "Executive").

WITNESSETH:

WHEREAS, the Company desires to secure the services and employment of the Executive and the Executive desires to be employed by the Company, all in accordance with the terms and subject to the conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, employment with the Company.

2. Term. Subject to earlier termination as provided in Section 5, the term of employment of the Executive pursuant to this Agreement shall be the term commencing on September 7, 2023 (the "Effective Date") and shall expire on the date that is the third (3rd) anniversary the Effective Date (the "Term").

3. Duties and Responsibilities.

a. The Executive shall serve the Company as its Chief Financial Officer reporting directly to the Company's Chairman ("Direct Manager").

b. Executive shall work remotely from his home office located in Glendale, California.

c. The Executive shall be employed by the Company on a full-time basis and shall perform the duties and responsibilities, and shall have the powers and authority, as are normally associated with the office of the Chief Financial Officer, and shall have such other duties, responsibilities, power and authority as reasonably may be designated from time to time by the Direct Manager or the Board of Directors of Company (the "Board"). Not in limitation of the foregoing, the Executive further agrees to accept election and to serve during all or any part of the Term as an officer, director, manager or representative of any parent, subsidiary or affiliate of the Company if requested by the Direct Manager or the Board. During the Term and subject to Section 6(a), the Executive shall not devote any of his time or efforts to the development, advancement or operation of any other for-profit venture or activity that materially interferes with his performance under this Agreement; provided, however, that the Executive may make and manage passive personal investments on behalf of the Executive and

his family, and/or engage in other activities for any civic or non-profit institution, provided that such activities do not conflict with the interests of the Company or its Affiliates or otherwise interfere with the discharge of the Executive's duties and responsibilities hereunder.

d. To induce the Company to enter into this Agreement, the Executive represents and warrants to the Company that the Executive is not a party to or subject to any employment agreement or arrangement with any other person, firm, company, corporation or other business entity, and the Executive is subject to no restraint, limitation or restriction by virtue of any agreement or arrangement, or by virtue of any law or rule of law or otherwise which would impair the Executive's right or ability (i) to enter the employ of the Company or (ii) to perform fully his duties and obligations pursuant to this Agreement.

4. Compensation.

a. General. For all services rendered by the Executive to the Company, the Company shall pay or cause to be paid to the Executive, and the Executive shall accept, the payments and benefits set forth in this Section 4. The Company shall be entitled to deduct and/or withhold, as the case may be, from the compensation amounts payable under this Agreement, all amounts required to be deducted or withheld under any Federal, state or local law or regulation, or in connection with any benefit plan offered or provided by the Company in which the Executive participates and which mandates a contribution, assessment or co-payment by the participants therein.

b. Base Salary. The Company shall pay the Executive a base salary at the rate of $225,000 per annum (the "Base Salary"). The Base Salary shall be payable in accordance with the Company's regular payroll practices, as such practices may be modified from time to time. Executive's Base Salary may be adjusted annually by the Board.

c. Equity Incentives. Subject to approval by the Company's Board of Directors (the "***Board***"), the Company shall grant the Executive an option to purchase 360,000 shares of the Company's common stock at the rate of $1.07 per share (the "***Option***"). The Option will be governed by the terms and conditions of the Company's 2022 Equity Incentive Plan (the "***Plan***") and the grant agreement, and will include a three year vesting schedule, under which 1/36th of the total shares will vest at the end of each month during the Term, until either the Option is fully vested or your continuous service (as defined in the Plan) terminates, whichever occurs first.

d. Paid Time Off. During the Term, the Executive shall earn and accrue paid-time-off ("PTO") covering vacation and sick time benefits at the rate of three (3) weeks per year. Unused PTO shall carry over to the next year, but the Executive shall cease accruing further PTO at any time he has accrued two times the annual accrual rate. The Direct Manager will approve paid vacation requests based on the Executive's progress on work goals or milestones, status of projects, fairness to the working team, and productivity and efficiency of the Executive. The Company may change compensation and benefits from time to time in its discretion

e. Expenses. The Company shall reimburse the Executive for all reasonable expenses of types authorized and pre-approved by the Company and incurred by the Executive in the performance of his duties hereunder. The Executive shall comply with such budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time.

f. Other Benefits. The Executive shall be eligible to participate in all employee benefits as are or may be generally provided by the Company to other full-time senior executives of the Company, as such benefits may be modified from time to time by the Company.

5. Termination.

a. Death. In the event of the Executive's death, the Executive's employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive's designated beneficiary or, if no beneficiary has been designated by the Executive in writing, to his estate, any Base Salary earned but not paid during the final payroll period of the Executive's employment through the date of termination ("Final Compensation").

b. Disability. A termination of Executive's employment hereunder shall occur at the option of the Company, in the event of the Executive's disability, upon thirty (30) days written notice from the Company to the Executive. The Executive shall be deemed to be disabled if (i) an independent medical doctor (selected by the Company's health or disability insurer) certifies that the Executive has, for thirty (30) days, consecutive or non-consecutive, in any twelve (12) month period been unable to substantially perform on a full time basis the material duties and responsibilities of Executive's employment by reason of Executive's illness or other physical or mental impairment or condition, with or without reasonable accommodations as defined by federal law, or (ii) the Executive is absent from work for thirty (30) days, consecutive or non-consecutive, in any eighteen (18) month period due to an illness or other physical or mental impairment or condition. If Executive's employment is terminated by reason of disability, Executive shall be paid his Final Compensation, payable in accordance with the customary payroll practices of the Company.

c. Termination by the Company Without Cause or by Executive For Good Reason. If (i) during the first one (1) year of the Term, (A) the Executive's employment is terminated by the Company without Cause; or (B) the Executive resigns for Good Reason, then the Executive shall be entitled to continue to receive fifty percent (50%) of his Base Salary at the rate in effect on the date of termination for the remainder of the Term. Other than payment of the Final Compensation, any additional obligations of the Company to the Executive hereunder are conditioned upon the Executive signing and returning to the Company a timely and effective release of claims and non-disparagement agreement in form reasonably satisfactory to the Company (the "Release of Claims") and the Executive not revoking such Release of Claims and subject to waiting periods, if any, necessary to validate, among other things, the Release of Claims. The Executive is advised to seek the advice of an attorney

before signing the Release of Claims. The Release of Claims must be executed and remain unrevoked, and all applicable waiting periods be satisfied, by the date that is sixty (60) days after the Executive's termination date (the "Release Terms") and, if the Release Terms are not satisfied within sixty (60) days after such date of termination, then no payments shall be made pursuant to this Agreement other than payment of the Final Compensation; provided that the Company shall notify the Executive in writing of his obligation hereunder within fourteen (14) days following Executive's termination date (a "Release Notice"). Provided that the Executive has satisfied the Release Terms pursuant to the preceding sentence, the payment of the Severance Payments described in this Section 5(c) shall begin on the first regular payroll date immediately following the 60th day after the Executive's termination.

d. Termination by the Company for Cause or by Executive Other than for Good Reason. The Company shall have the right to terminate the employment of the Executive for Cause (as defined below) at any time upon written notice to the Executive and the Executive shall have the right to terminate this Agreement voluntarily for any reason upon the giving of thirty (30) days prior written notice to the Company (the "Election Period"). In the event of termination by the Executive other than for Good Reason, the Company may elect to waive the Election Period, or any portion thereof, such that the Executive's employment shall immediately terminate. For the avoidance of doubt, in no event will such waiver be deemed a termination of the Executive without Cause or a termination by the Executive for Good Reason. In the event of a termination by the Executive other than for Good Reason, the Company shall have no further obligation to the Executive beyond the date employment is terminated other than for payment of Base Salary (including pro rata unpaid time off) through the date of termination, and any other payments or benefits required by applicable law (including under COBRA and any other similar state laws). The term "Cause" shall mean: (i) breach of fiduciary duty, gross negligence, willful malfeasance, or willful misconduct by the Executive in connection with his employment, including, without limitation, the misappropriation of funds; (ii) any material breach of this Agreement, or any other agreement between the Company and the Executive, a material violation of the Company's policies and procedures, a willful and continuing refusal by Executive to perform his duties hereunder or to perform any reasonable and lawful direction of the Company, which breach, violation or refusal is not remedied within ten (10) days after receipt of written notice from the Company specifying such breach, violation or refusal; (iii) the Executive's plea of guilty or nolo contendere to, or indictment for (A) any felony, (B) a misdemeanor involving moral turpitude, or (C) any act of fraud, larceny or embezzlement; (iv) Executive's engaging in the unlawful use (including being under the influence) or possession of illegal drugs or alcohol on the Company's premises or the Executive's failure, within ten (10) days written notice thereof, to correct or cease any other misuse of Company-provided assets; or (v) the Executive's failure, within ten (10) days written notice thereof, to correct or cease any chronic absence from work (excluding vacation, illnesses, death or disability or leaves of absence approved by the Company).

e. Termination by the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason by providing notice to the Company within thirty (30) days of the occurrence of the condition giving rise to the Good Reason setting forth in reasonable detail the nature of the event, fact or circumstance giving rise to

such termination for Good Reason (the "Notice"). The Company will have thirty (30) days from receipt of the Notice to cure the event, fact or circumstance specified in the Notice, and if it fails to do so, the Executive's employment will terminate for Good Reason upon written notice by Executive to the Company within thirty (30) days following the expiration of such thirty (30) day cure period. Without limiting any other rights or remedies of the Executive with respect thereto, the occurrence of any of the following shall constitute good reason ("Good Reason") for termination by the Executive:

i. any material diminution in the nature or scope of the Executive's title, responsibilities, duties or authority without the Executive's consent; provided, however, that any diminution of the business of the Company, in and of itself, or any sale or transfer of equity, property or other assets of the Company, in and of itself, shall not constitute "Good Reason"; or

ii. any reduction in the Executive's Base Salary other than a decrease that is instituted as part of an across-the-board reduction in compensation, applied on a pro rata basis to all senior executives of the Company.

In the event of termination in accordance with this Section 5(e), then the Executive will be entitled to the same pay and benefits on the same payment schedule as he would have been entitled to receive had the Executive been terminated by the Company other than for Cause in accordance with Section 5(c), provided that the Executive satisfies the Release Terms.

f. Survival of Certain Provisions. Notwithstanding the termination of Executive's employment hereunder, the provisions of Section6 shall survive such termination.

g. 409ACompliance. The provisions of this Agreement are intended and shall be interpreted and administered so as to not result in the imposition of additional tax or interest under Section 409A of the Code (as defined below) where applicable. References herein to the Executive's "termination" or "termination of employment" shall be construed to mean "Separation from Service" within the meaning of Section 409A(a)(2)(A)(i) of the Code. To the extent any such cash payment or continuing benefit payable upon Executive's separation from service is nonqualified deferred compensation subject to Code Section 409A, then, only to the extent required by Code Section 409A, such payment or continuing benefit shall not commence until the date which is six (6) months and one day after the date of separation from service. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Section 1.409A-3(i)(l)(iv) of the Treasury Regulations (as defined below) (or any similar or successor provisions), and payments with respect to such reimbursements or in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. If under this Agreement, an amount is paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment. The Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code. For purposes of this Agreement, (i) the "Code" shall mean the United States Internal Revenue Code of 1986, as

amended, and (ii) "Treasury Regulations" shall mean all final regulations promulgated under the Code as from time to time in effect.

6. Non-Competition; Employee Proprietary Information and Invention Assignment Agreement.

a. Non-Competition. Executive agrees that during the Executive's employment with the Company, and for a period of twelve (12) months thereafter, Executive shall not directly or indirectly, in any manner (whether on his own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), anywhere in the world, engage directly or indirectly in any Competing Business, or own any interest in, manage, control, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), or consult with or render services for any Person that is engaged in the Business or any Competing Business; provided, however, nothing herein shall limit the right of Executive to hold and make investments in securities of any corporation or limited partnership that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market, provided that, Executive's equity interest therein does not exceed 1% of the outstanding shares or interests in such corporation or partnership. For purposes of this Agreement (A) "Governmental Authority" means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including, without limitation, any supranational bodies), (B) "Person" means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity and (C) "Competing Business" means any Person that sells products or services of the type offered for sale by the Company or any of its Affiliates, as of Executive's last date of employment with the Company ("Termination Date") or at any time within the twenty-four (24) month period prior to the Termination Date, if the Company or any of its Affiliates is then capable of providing such products or services.

b. Employee Proprietary Information and Invention Assignment Agreement. In consideration of, and as a condition to, the execution of this Agreement by the Company and the amounts and benefits to be received by Executive hereunder, Executive has executed and has delivered simultaneously herewith the Employee Confidential Information and Invention Assignment Agreement (the "CIIAA"), which is attached hereto as Appendix A and incorporated herein by reference. Executive acknowledges that the Company would not enter into this Agreement but for such execution and delivery by Executive.

c. ContinuingOperation. Any termination of the Executive's employment or of this Agreement shall not affect the continuing operation of this Section6.

d. Interpretation. For purposes of this Section 6 only, the defined term "Company" shall mean, collectively: (i) the Company and (ii) any corporation or other entity

(now existing or hereinafter created) of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or managers or other persons performing similar functions are at the time, directly or indirectly, owned by the Company.

e. No Conflict or Limitation. For the avoidance of doubt, the provisions of this Section6 shall not be limited by or otherwise deemed to apply in replacement of any non-competition and non-solicitation provisions of the Merger Agreement or other agreement contemplated by or executed in connection with the Merger Agreement.

7. Successors.

a. Company's Successors. The Executive may not assign or transfer this Agreement or any of his rights, duties or obligations hereunder. The Company may assign this Agreement to any affiliate thereof or to any person or entity acquiring all or substantially all of the assets or business (by merger or otherwise) of the Company or any such affiliate so long as such person, entity or affiliate assumes the Company's obligations hereunder.

b. Executive's Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Upon the Executive's death, all amounts to which he is entitled hereunder, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

8. Miscellaneous.

a. Modification. No provision of this Agreement may be modified unless such modification is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

b. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflict of laws principles. The Executive hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the State of Delaware or of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by United States registered or certified mail in accordance with Section 8(c) of this Agreement is effective service of process for any action, suit or proceeding brought in any such court. The Executive hereby irrevocably and unconditionally waives any objection of personal jurisdiction and the

laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of Delaware or of the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. A claim or a series of related claims with respect to which injunctive relief is sought may be heard in the jurisdiction where it is alleged that the primary activity which is the subject of such claim(s) occurred.

c. Notices. Any notice required or permitted to be given pursuant to this Agreement shall be in writing and shall be given to the other party in person, by registered or certified mail, return receipt requested, postage prepaid, by reputable overnight courier, overnight delivery requested, by telecopier (provided that confirmation of transmission is retained by the party giving notice) or by electronic mail addressed as follows:

If to the Executive:

Steve Handy
3050 E Chevy Chase Drive
Glendale, CA 91206

If to the Company:

Sacks Parente Golf, Inc.
551 Calle San Pablo
Camarillo, CA 93012
Attn: Chairman

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when delivered in person by telecopier or by electronic mail, three business days after being sent by mail, or the next business day after being sent by overnight courier.

d. Withholding. The Company may withhold from amounts payable under this Agreement such federal, state, local or other applicable taxes required to be withheld pursuant to any applicable law or regulation.

e. Section409A. The Company and the Executive intend that the benefits and payments described in this Agreement shall comply with, or be exempt from, the requirements of Section 409A of the Code. The Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code.

f. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

g. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

h. EntireAgreement. This Agreement and the CIIAA sets forth the entire agreement between the parties hereto and fully supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the parties hereto in respect of such matters. The Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement.

i. Legal Representation. Each party hereto has been represented by legal counsel in connection with the negotiation and drafting of this Agreement and any related documents. The parties acknowledge that each party and its respective counsel have reviewed and revised this Agreement and related documents.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

COMPANY:

Sacks Parente Golf, Inc.

By: ______________________

Name: Greg Campbell

Title: Chairman

EXECUTIVE:

DocuSigned by:

Steve Handy

C40B44280EB54D0...

____

Steve Handy